EXHIBIT 23.2
Consent of Ernst & Young LLP, Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2006 (except Note 15, as to which the date is April 3, 2006) with respect to the consolidated financial statements of Predix Pharmaceuticals Holdings, Inc., included in Amendment No.1 to the Registration Statement (Form S-4 No. 333-133513), and related Prospectus of Epix Pharmaceuticals, Inc. for the registration of 33,275,484 shares of its common stock.
/s/ Ernst & Young LLP
Boston, Massachusetts
May 30, 2006